Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Village Super Market, Inc.

We consent to the use of our report dated October 12, 2016, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 30, 2016 and July 25, 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years ended July 30, 2016, July 25, 2015 and July 26, 2014, and the effectiveness of internal control over financial reporting as of July 30, 2016, which report appears in the July 30, 2016 annual report on Form 10-K of Village Super Market, Inc., incorporated herein by reference.

/s/ KPMG LLP
Short Hills, New Jersey
March 21, 2017